As filed with the Securities and Exchange Commission on June 11, 2010

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	86-0812139
(State or other jurisdiction of incorporation or organization)	(I.R.S Employer Identification No.)

200 East Basse Road San Antonio, TX	78209
(Address of Principal Executive Offices)	(Zip Code)

Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated

(Full title of the plan)

Mark P. Mays

Chief Executive Officer

Clear Channel Outdoor Holdings, Inc.

200 East Basse Road

San Antonio, TX 78209

Telephone: (210) 832-3700

Copies to:

Daryl L. Lansdale, Jr.

Fulbright & Jaworski L.L.P.

300 Convent Street, Suite 2200

San Antonio, TX 78205

Telephone: (210) 270-9367

(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee (3)
Class A Common Stock, $0.01 par value per share	750,000 shares	$8.83	$6,622,500	$472.18

(1)	In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated, described herein. This Registration Statement also covers the related interests in the trust created pursuant to the Plan.
(2)	Estimated maximum aggregate number of shares of Clear Channel Outdoor Holdings, Inc.’s (the “Company”) Class A common stock purchasable with employee and employer contributions under the Plan. If, as a result of stock splits, stock dividends or similar transactions, the number of securities purported to be registered by this Registration Statement changes, the provisions of Rule 416 under the Securities Act shall apply to this Registration Statement, and this Registration Statement shall be deemed to cover the additional securities resulting from the split of, or the dividend on, the securities covered by this Registration Statement.
(3)	Estimated pursuant to Rules 457(h) and 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low prices of the Company’s Class A common stock on the New York Stock Exchange on June 8, 2010.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Clear Channel Outdoor Holdings, Inc., a Delaware corporation (the “Company”), to register 750,000 additional shares of the Company’s Class A common stock, par value of $0.01 per share (the “Class A Common Stock”), issuable under the Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated (the “Plan”). The Company’s registration statement on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on April 3, 2006 (File No. 333-132950) registering 300,000 shares of the Class A Common Stock issuable under the Plan is incorporated herein by reference, except to the extent that the items in this Registration Statement update such information contained therein. This Registration Statement is filed pursuant to General Instruction E to Form S-8.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 are omitted from this filing in accordance with the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company and the Plan, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

(i)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Commission on March 16, 2010;

(ii)	The Plan’s Annual Report on Form 11-K for the year ended December 31, 2009, filed with the Commission on June 11, 2010;

(iii)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Commission on May 10, 2010;

(iv)	The Company’s Current Reports on Form 8-K filed with the Commission on January 5, 2010, April 30, 2010 and May 26, 2010;

(v)	All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2009 (other than those portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits, unless otherwise indicated therein), and all other reports filed by the Plan pursuant to Section 15(d) of the Exchange Act since December 31, 2009; and

(vi)	The description of the Class A Common Stock contained in Item 1 of the Company’s Registration Statement on Form 8-A (File No. 001-32663), filed November 2, 2005, which incorporates by reference the description of the Class A Common Stock included in the Company’s Registration Statement on Form S-1 (File No. 333-127375), initially filed with the Commission on August 10, 2005, including any subsequent amendment or any report filed for the purpose of updating such description.

In addition to the foregoing, all documents subsequently filed by the Company and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than those portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any related exhibits, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Any statement contained in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides as follows:

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the Delaware General Corporation Law, we have included in our Amended and Restated Certificate of Incorporation a provision to eliminate the personal liability of our directors for monetary damages for breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, as amended, provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

The Company has entered into an Indemnification Agreement with each of the Company’s directors. The Company expects to also enter into Indemnification Agreements with its future directors. These Indemnification Agreements provide that the Company will indemnify and hold harmless each person subject to an Indemnification Agreement (each, an “Indemnified Party”) to the fullest extent permitted by applicable law from and against all losses, costs, liabilities, judgments, penalties, fines, expenses and other matters that may result or arise in connection with such Indemnified Party serving in his or her capacity as a director of the Company or serving at the request of the Company as a director, officer, employee, fiduciary or agent of another entity. The Indemnification Agreements further provide that, upon an Indemnified Party’s request, the Company will advance expenses to the Indemnified Party to the fullest extent permitted by applicable law. Pursuant to the Indemnification Agreements, an Indemnified Party is presumed to be entitled to indemnification and the Company has the burden of proving otherwise. In addition, from time to time, the Company has entered into and may enter into indemnification agreements and executive employment agreements containing indemnification provisions, and other agreements containing indemnification provisions with its senior officers. Such agreements and provisions generally provide, or will provide, that such persons are to be indemnified and held harmless to the fullest extent authorized by Delaware law. The Company has also purchased directors’ and officers’ liability insurance covering certain liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, as amended, Indemnification Agreements, and other agreements dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware General Corporation Law and the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws, as amended, Indemnification Agreements, executive employment agreements, and other agreements containing indemnification provisions with its senior officers.

ITEM 8.	Exhibits.

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 31, 2006 (File No. 001-32663))

4.2	Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 14, 2008 (File No. 001-32663))

4.3	Form of Specimen Class A Common Stock certificate of Clear Channel Outdoor Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A4 filed October 25, 2005 (File No. 333-127375))

4.4*	Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of BKD, LLP

24.1*	Power of Attorney

*	Filed herewith

An opinion of counsel as to the legality of the shares of Class A Common Stock being registered under this Registration Statement is not required because such securities will not be original issuance securities.

In lieu of the opinion of counsel or determination letter contemplated by Item 601(b)(5) of Regulation S-K, the Company hereby undertakes that it will submit or has submitted the Plan and any amendment thereto to the Internal Revenue Service (“IRS”) in a timely manner and has made or will make all changes required by the IRS in order to qualify the Plan.

ITEM 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 11, 2010.

CLEAR CHANNEL OUTDOOR HOLDINGS, INC.

By:	/S/ THOMAS W. CASEY
Thomas W. Casey
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

/S/ MARK P. MAYS	Chairman of the Board, President, Chief Executive Officer and Director (Principal Executive Officer)	June 11, 2010
Mark P. Mays

/S/ THOMAS W. CASEY	Chief Financial Officer (Principal Financial Officer)	June 11, 2010
Thomas W. Casey

/S/ SCOTT D. HAMILTON	Chief Accounting Officer (Principal Accounting Officer)	June 11, 2010
Scott D. Hamilton

*	Director	June 11, 2010
Randall T. Mays

*	Director	June 11, 2010
Margaret W. Covell

*	Director	June 11, 2010
Dale W. Tremblay

*	Director	June 11, 2010
Blair E. Hendrix

*	Director	June 11, 2010
Daniel G. Jones

*	Director	June 11, 2010
James M. Raines

*	Director	June 11, 2010
Scott R. Wells

*	Director	June 11, 2010
Marsha M. Shields

* By:	/S/ THOMAS W. CASEY
Thomas W. Casey
Attorney-in-Fact

The Plan. Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on June 11, 2010.

Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated

/S/ MARK P. MAYS
Name:	Mark P. Mays
Title:	Chairman of the Board, President, Chief Executive Officer and Director

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Amended and Restated Certificate of Incorporation of Clear Channel Outdoor Holdings, Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed March 31, 2006 (File No. 001-32663))

4.2	Amended and Restated Bylaws of Clear Channel Outdoor Holdings, Inc., as amended (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed February 14, 2008 (File No. 001-32663))

4.3	Form of Specimen Class A Common Stock certificate of Clear Channel Outdoor Holdings, Inc. (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1/A4 filed October 25, 2005 (File No. 333-127375))

4.4*	Clear Channel Communications, Inc. 401(k) Savings Plan, as amended and restated

23.1*	Consent of Ernst & Young LLP

23.2*	Consent of BKD, LLP

24.1*	Power of Attorney

*	Filed herewith